Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (investors & financial media)
FOR IMMEDIATE RELEASE	(415) 439-4504

METRO ONE REPORTS 2004 THIRD QUARTER FINANCIAL RESULTS

PORTLAND, Oregon – October 29, 2004 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the third quarter and nine months ended September 30, 2004.

Revenue for the third quarter of 2004 was $30,623,000, compared to $45,516,000 in the preceding year’s third quarter, reflecting reduced call volume. Third quarter revenue includes receipt of a one-time $2.9 million refund from SBC Communications for improper charges. Net loss for the third quarter was $7,887,000, or a loss of $0.32 per share, compared to a net loss of $10,653,000, or $0.43 per share, in the preceding year’s third quarter. During the third quarter of 2004, Metro One incurred approximately $2.5 million in advertising expenses to promote its premium Infone® service and has generated approximately 108,000 registered Infone users to date.

Revenue for the nine months ended September 30, 2004 was $117,691,000, including the above mentioned one-time refund, compared to revenue of $155,886,000 in the first nine months of 2003. Net loss for the first nine months of 2004 was $21,233,000, or a loss of $0.85 per share, compared to a net loss of $15,723,000, or a loss of $0.64 per share, in the first nine months of 2003.

“We have focused our efforts on improving operational efficiencies and on identifying and working with specific partners capable of exploiting with us the market potential of the full range of product features we offer,” said Timothy A. Timmins, president and chief executive of Metro One. “We continue to make progress in both areas.”

Metro One will host a webcast conference call on Friday, October 29, 2004 at 10:00 a.m. Pacific Time to review third quarter 2004 results. To access the webcast, go to Metro One’s website at www.metro1.com. An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates a network of call centers located strategically throughout the U.S. Metro One handled approximately 434 million requests for information in 2003. In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111. Infone® is a registered trademark of Metro One Telecommunications, Inc. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003

Revenues	$30,623	$45,516	$117,691	$155,886

Costs and expenses:
Direct operating	17,585	27,268	67,302	89,762
Selling, general and administrative	21,119	34,631	72,103	90,659
	38,704	61,899	139,405	180,421

Loss from operations	(8,081)	(16,383)	(21,714)	(24,535)

Other income	194	134	605	533

Loss before income taxes	(7,887)	(16,249)	(21,109)	(24,002)
Income tax expense (benefit)	—	(5,596)	124	(8,279)

Net loss	$(7,887)	$(10,653)	$(21,233)	$(15,723)

Loss per common share:
Basic	$(0.32)	$(0.43)	$(0.85)	$(0.64)
Diluted	$(0.32)	$(0.43)	$(0.85)	$(0.64)

Shares used in per share calculation:
Basic	24,898	24,698	24,839	24,696
Diluted	24,898	24,698	24,839	24,696

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	9/30/2004	12/31/2003

Cash and cash equivalents	$55,930	$44,381
Restricted cash	4,900	4,900
Accounts receivable	18,245	32,078
Prepaid costs and other current assets	8,489	15,944

Total current assets	87,564	97,303

Furniture, fixtures and equipment, net	49,064	62,187
Intangible assets	5,407	4,819
Other assets	471	575

Total assets	$142,506	$164,884

Accounts payable	$760	$3,146
Accrued liabilities	2,828	3,580
Accrued payroll and related costs	11,219	12,297

Total current liabilities	14,807	19,023

Deferred tax liability	5,720	2,853
Other long-term liabilities	729	670

Total liabilities	21,256	22,546

Common Stock	119,829	119,683
Retained earnings	1,421	22,655

Total shareholders’ equity	121,250	142,338

Total liabilities and shareholders’ equity	$142,506	$164,884